Exhibit 8.1
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                                         June 28, 2002




Countrywide Securities Corporation
4500 Park Granada
Calabasas, California 91302

CWABS, Inc.
4500 Park Granada
Calabasas, California 91302

Bank One, National Association, as Indenture Trustee
1 Bank One Plaza
Suite IL1-0126
Chicago, Illinois 60670

         Re:    CWABS Master Trust
                Revolving Home Equity Loan Asset Backed Notes,
                Series 2002-D
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Ladies and Gentlemen:

         We have acted as special counsel for Countrywide Home Loans, Inc., a New York corporation ("CHL"), and CWABS, Inc., a Delaware corporation ("CWABS"), in connection with the proposed transfer by CHL to CWABS of certain home equity loans and the proposed issuance of Revolving Home Equity Loan Asset Backed Notes of the above-referenced Series (the "Notes") by CWABS Master Trust (the "Trust") out of the Series 2002-D Subtrust. You have requested our opinion as to certain federal income tax consequences of the above-referenced transaction.

         The assets of the Trust will consist primarily of a pool of adjustable rate home equity revolving credit line loans made or to be made in the future (the "Mortgage Loans") under certain home equity revolving credit line loan agreements. The Mortgage Loans are secured by either first or second deeds of trust or mortgages on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Sale and Servicing Agreement dated as of June 28, 2002 among CHL, CWABS, the Trust, and Bank One, National Association, as indenture trustee (the "Indenture Trustee") (the "Sale and Servicing Agreement") and the Indenture dated as of June 28, 2002 between the Trust and the Indenture Trustee. Reference is also made to the Master Trust Agreement dated as of August 28, 2000 between CHL, CWABS and Wilmington Trust Company, as owner trustee, pursuant to which the Trust was created (the "Trust Agreement").

         In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

         (i) The Prospectus, dated December 14, 2001 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement, dated June 27, 2002 (the "Prospectus Supplement"), and as further supplemented by the Supplement, dated June 28, 2002 (the "Supplement"), in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the Basic Prospectus, as supplemented by the Prospectus Supplement and the Supplement, the "Prospectus").

        (ii) The Sale and Servicing Agreement, the Indenture and the Trust Agreement (together with the Prospectus, the "Documents").

       (iii)   A specimen Note.


         In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents. Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

         As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of CHL, CWABS and of public officials and agencies. We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Notes.

         Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

         1. For federal income tax purposes, neither the Trust nor any portion of the Trust will be classified as an association or a publicly traded partnership taxable as a corporation, or as a taxable mortgage pool within the meaning of section 7701(i) of the Internal Revenue Code of 1986, as amended.

         2. The Securities will be treated as debt for federal income tax purposes.

         3. The statements in the Prospectus Supplement under the headings "Summary -- Material Federal Income Tax Consequences" and "Material Federal Income Tax Consequences," to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects with respect to those consequences or aspects that are discussed.

         We do not express any opinion as to any laws other than the federal tax law of the United States of America.

         The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the corporate documents or the effect of such transactions on CHL or any member of CHL's consolidated tax group.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                               Very truly yours,
                      /s/ SIDLEY AUSTIN BROWN & WOOD LLP
                        SIDLEY AUSTIN BROWN & WOOD LLP